345 Park Avenue New York, NY 10154

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC

We have audited the accompanying statement of assets and liabilities of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the Company), including the schedule of investments, as of March 31, 2008, and the related statement of operations and cash flows for the year then ended, the statements of changes in members’ capital for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended.  These financial statements and financial highlights are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  Our procedures included verification of investments owned as of March 31, 2008, by inspection of investment subscription documents and confirmation with underlying investment funds.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC as of March 31, 2008, the results of its operations and its cash flows for the year then ended, the changes in its members’ capital for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

May 29, 2008

KPMG LLP, KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Assets and Liabilities
March 31, 2008

Assets

Cash and cash equivalents	$60,237,991
Investments in Investment Funds, at fair value (Cost: $507,602,547)	561,975,169
Receivable from Investment Funds	43,401,073
Prepaid professional fees	478,341
Other assets	219,279

Total assets	666,311,853

Liabilities

Contributions received in advance	58,567,458
Loan payable	25,400,000
Redemptions payable	8,012,634
Management fee payable	1,435,575
Interest payable	361,137
Accounts payable and other accrued expenses	825,363

Total liabilities	94,602,167

Member’s Capital (469,978.204 Shares Outstanding)	$571,709,686

Net Asset Value per share	$1,216.46

Composition of Members’ Capital
Paid-in Capital	$550,145,444
Accumulated net investment loss	(7,181,746)
Over distribution of net realized gain on investment transactions	(25,626,634)
Accumulated net unrealized appreciation on investments	54,372,622
Members’ Capital	$571,709,686

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Schedule of Investments
March 31, 2008

	Cost	Fair Value	% of Members’ Capital

Investments in Investment Funds
Directional Equity
Artha Emerging Markets Fund LTD - b	$12,700,000	$15,218,038	2.66%
Frontpoint Onshore Healthcare Fund 2X LP - b	10,000,000	11,036,587	1.93
Horseman Global Fund LTD Class B USD - a	5,000,000	5,278,240	0.92
Passport II LP - b **	-	25,245,385	4.42
Prism Partners QP LP - a	5,750,000	1,912,572	0.34
Sprott Offshore Fund II LTD Class B - a	17,500,000	19,362,945	3.39
Torrey Pines Fund LLC - b	6,000,000	8,137,610	1.42
Total Directional Equity	56,950,000	86,191,377	15.08

Directional Macro
Drawbridge Global Macro Fund Ltd Class H - b	5,876,072	6,652,119	1.17
Drawbridge Global Macro Fund Ltd Side Pocket 5 - f	23,145	22,762	0.00	*
Drawbridge Global Macro Fund Ltd Side Pocket 6 - f	13,556	12,597	0.00	*
Drawbridge Global Macro Fund Ltd Side Pocket 4 - f	81,867	77,567	0.01
Drawbridge Global Macro Fund Ltd Side Pocket 7 - f	5,360	5,360	0.00	*
Total Directional Macro	6,000,000	6,770,405	1.18

Relative Value
AB2 Fund - a	47,500,000	55,640,247	9.73
Bennelong Asia Pacific Multi Strategies EQ Fund Class F USD - a	11,000,000	12,503,921	2.19
Criterion Institutional Partners LP - b	11,000,000	10,715,862	1.88
Dundonald Fund I LP - b	33,500,000	35,386,680	6.19
Fore Convertible Offshore Fund LTD Class F - b	17,500,000	17,272,500	3.02
Stratus Fund Ltd Double Leverage Class C - a	3,300,000	5,727,959	1.00
Stratus Feeder Fund LTD Class C Double Leverage - a	4,802,140	4,915,374	0.86
Stratus Fund LTD Double Lev Class C Side Pocket - f	408,301	408,198	0.07
Structured Service Holdings LP - a	17,358,508	22,790,834	3.99
Structured Service Holdings LTD - a	36,500,000	35,694,240	6.24
Tiger Asia Overseas Fund LTD Class B Offshore Fund - b	10,000,000	11,266,699	1.97
Total Relative Value	192,868,949	212,322,514	37.14

Event Driven
Ashmore Asian Recovery Fund Limited - b	14,000,000	15,123,233	2.65
Carrington Investment Partners ( US ) LP - b	11,200,000	12,406,520	2.17
Cevian Capital II LTD USD - d	23,266,434	20,188,073	3.53
CPIM Structured Credit Fund 1000 INC - b	8,000,000	4,425,842	0.77
CPIM Structured Credit Fund 1500 INC - c	6,225,321	3,366,558	0.59
Harbinger Capital Partners Offshore Fund I, LTD - b	29,500,000	33,353,908	5.83
Icahn Fund Ltd Class B - c	16,500,000	16,488,621	2.89
Lincoln Vale European Partners (US) Fund LP - c	5,000,000	4,841,089	0.85
Marathon Special Oppportunity Ltd Class E - c	10,000,000	10,368,394	1.81
Marathon Structured Finance Fund Ltd Class B . - d	20,700,000	19,147,384	3.35
Marathon Distressed Subprime Fund (Cayman) LTD Class A - b	5,000,000	4,769,090	0.83
New Amsterdam European Credit Fund Class A - a	1,249,738	587,283	0.10
Pardus Special Opportunities Fund I, Ltd - b	15,000,000	9,188,923	1.61
Paulson Advantage Plus LP - b	41,500,000	55,236,032	9.66
Stark Investments Structured Finance Onshore Fund - e	9,442,105	10,276,853	1.80
Third Point Partners Qualified, LP - b	14,300,000	16,362,807	2.86
Trian Partners Ltd - d	20,900,000	20,560,263	3.60
Total Event Driven	251,783,598	256,690,873	44.90
Total Investments In Investment Funds	507,602,547	561,975,169	98.30

Other Assets, less Liabilities		9,734,517	1.70

Members’ Capital		$571,709,686	100.00%

Note: Investments in underlying Investment Funds are categorized by investment strategy.
* Due to rounding
**Refer to Section 2.b of the accompanying notes
a - Redemptions permitted monthly
b - Redemptions permitted quarterly
c - Redemptions permitted semi annually
d - Redemptions permitted annually
e - Redemptions permitted anytime
f - Reimbursed only when underlying investment is realized or converted to regular interest in Investment Fund

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Operations
Year Ended March 31, 2008

Investment income
Interest income	$136,418
Other income	20,508

Total investment income	156,926

Expenses
Management fees	6,506,625
Commitment penalty and fee	2,151,669
Professional fees	1,382,865
Loan interest	1,081,862
Accounting fees	824,464
Redemption fees	265,264
Directors’ fees and expenses	45,750
Marketing fees	11,642
Custodian fees	49,687
Miscellaneous expenses	183,436

Total expenses	12,503,264

Net investment loss	(12,346,338)

Realized and unrealized gain on investments in Investment Funds:

Net realized gain on sale of investments in Investment Funds	22,217,947
Net change in unrealized appreciation on investments in Investment Funds	18,264,850
Net realized and unrealized gain on investments in Investment Funds	40,482,797

Net increase in Members’ Capital from operations	$28,136,459

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statements of Changes in Members’ Capital
For the Years Ended March 31, 2008 and 2007

	March 31, 2008	March 31, 2007
Operations

Net investment loss	$(12,346,338)	$(5,858,257)
Net realized gain on sale of investments in Investment Funds	22,217,947	20,969,160
Net change in unrealized appreciation on investments in Investment Funds	18,264,850	3,754,836

Net increase in Members’ Capital from Operations	28,136,459	18,865,739

Distributions to Shareholders

Distributions from net investment income	-	(9,373,711)
Distributions from net realized gain	(32,217,900)	(13,273,574)

Decrease in Members’ Capital from Distributions to Shareholders
	(32,217,900)	(22,647,285)

Members’ Capital Transactions

Capital contributions	273,955,009	87,687,853
Acquisition of Series M	-	60,906,789
Reinvestment of distributions	30,867,813	21,912,780
Capital withdrawals	(56,242,519)	(27,631,412)

Increase in Members’ Capital from Capital Transactions
	248,580,303	142,876,010

Members’ Capital at beginning of year	327,210,824	188,116,360

Members’ Capital at end of year (469,978.204 and 270,972.304 shares outstanding at March 31, 2008 and 2007, respectively)	$571,709,686	$327,210,824

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Cash Flows
Year Ended March 31, 2008

Cash flows from operating activities
Net increase in Members’ Capital from operations	$28,136,459
Adjustments to reconcile net increase in Members’ Capital from operations to net cash used in operating activities:

Purchases of investments in Investment Funds	(329,600,803)
Proceeds from disposition of investments in Investment Funds	132,370,411
Net realized gain on sale of investments in Investment Funds	(22,217,947)
Change in net unrealized appreciation on investments in Investment Funds	(18,264,850)
Changes in operating assets and liabilities:
Decrease in prepaid subscriptions to investment funds	10,000,000
Increase in receivable from investment funds	(12,031,374)
Increase in prepaid professional fees	(302,582)
Increase in other assets	(116,865)
Increase in management fee payable	578,731
Decrease in interest payable	(323,688)
Increase in accounts payable and other accrued expenses	228,243
Net cash used in operating activities	(211,544,265)

Cash flows from financing activities
Capital contributions	322,313,462
Distributions paid in cash	(1,350,087)
Payments for shares redeemed	(60,305,287)
Proceeds from loan payable	127,000,000
Payments for loan payable	(117,900,000)
Net cash provided by financing activities	269,758,088

Net increase in cash and cash equivalents	58,213,823

Cash and cash equivalents at beginning of year	2,024,168
Cash and cash equivalents at end of year	$60,237,991

Supplemental non-cash information:

Increase in contributions received in advance	$48,358,453
Decrease in redemptions payable	(4,062,768)

Supplemental cash flow information:

Interest paid during the year	$1,405,550

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC
Financial Highlights

	Year Ended		Year Ended	Year Ended	Year Ended	Year Ended
	March 31, 2008		March 31, 2007	March 31, 2006	March 31, 2005	March 31, 2004

Net Asset Value, beginning of period:	$1,207.54		$1,241.60	$1,115.09	$1,099.37	$995.86
Income from investment operations*:
Net investment loss	(34.29)		(28.26)	(26.88)	(32.25)	(36.19)
Net realized and unrealized gain on investments	133.84		108.05	153.39	47.97	139.70
Total from investment operations	99.55		79.79	126.51	15.72	103.51
Distributions from net investment income	-		(47.12)	-	-	-
Distributions from net realized gain	(90.63)		(66.73)	-	-	-

Net Asset Value, end of period:	$1,216.46		$1,207.54	$1,241.60	$1,115.09	$1,099.37

Total Return	8.24%		6.43%	11.35%	1.43%	10.39%

Ratios/Supplemental Data:
Net assets, end of period	$571,709,686		$327,210,824	$188,116,360	$205,082,664	$103,278,282
Portfolio turnover	30.05%		69.45%	57.90%	25.24%	21.29%
Ratio of expenses to average net assets	2.90	%**	2.51%	2.60%	3.06%	3.43%
Ratio of net investment loss to average net assets	(2.87	%)**	(2.37%)	(2.35%)	(2.95%)	(3.40%)

*	Per share data for income from investment operations is computed using the total of monthly income and expense divided by beginning of month shares.
**	As noted in Note 10 of the accompanying notes, the ratios above include a one time penalty of $2,151,669. Had the Fund not incurred this fee, the ratio of expenses to average net assets and the ratio of net investment loss to average net assets would have been 2.40% and (2.37)%, respectively.

The above ratios may vary for individual investors based on the timing of capital transactions during the period.

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2008

1.	Organization

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the “Company” “Fund” or “Series G”) was organized as a Delaware Limited Liability Company on August 16, 2002.  The Company is registered under the Investment Company Act of 1940 (the “1940 Act”) as amended, as a closed-end, non-diversified management investment company.  The Company is also registered under the Securities Act of 1933 (“1933 Act”).

The investment objective of Series G is to achieve capital appreciation principally through investing in investment funds (“Investment Funds”) managed by third-party investment managers (“Investment Managers”) that employ a variety of alternative investment strategies.  These investment strategies allow Investment Managers the flexibility to use leverage or short-side positions to take advantage of perceived inefficiencies across the global markets, often referred to as “alternative” strategies.  Because Investment Funds following alternative investment strategies are often described as hedge funds, the investment program of Series G can be described as a fund of hedge funds.

Shares of Series G are sold to eligible investors (referred to as “Members”).  The minimum initial investment in Series G from each Member is $25,000 (and was $50,000 from January 1, 2003 to November 1, 2003); the minimum additional investment is $10,000.

Citigroup Alternative Investments LLC (“CAI” or the “Adviser”), a Delaware limited liability company and an indirect, wholly owned subsidiary of Citigroup Inc., serves as Series G’s investment adviser.  The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and, among other things, is responsible for the allocation of Series G’s assets to various Investment Funds.  Under Series G’s governing documents, the Company has delegated substantially all authority to oversee the management of the operations and assets of Series G to the Board of Directors.

2.	Significant Accounting Policies

Investments in Investment Funds are subject to the terms of the respective limited partnership agreements, limited liability company agreements and offering memoranda.  Series G values these investments at fair value based on financial data supplied by the Investment Funds.

a.	Portfolio Valuation

The net asset value of Series G is determined as of the close of business at the end of each month in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the Board of Directors.

Series G’s investments in Investment Funds are carried at fair value as determined by Series G’s pro-rata interest in the net assets of each Investment Fund.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2008 (continued)

All valuations utilize financial information supplied by each Investment Fund and are net of management and performance incentive fees or other allocations payable to the Investment Funds’ managers as required by the Investment Funds’ agreements.  Each Investment Manager to which the Adviser allocates assets will charge Series G, as an investor in an underlying Investment Fund, an asset-based fee, and some or all of the Investment Managers will receive performance-based compensation in the form of an incentive fee.  The asset-based fees of the Investment Managers are generally expected to range from 1% to 3% annually of the net assets under their management and the incentive fee is generally expected to range from 15% to 25% of net profits annually.

The Company may invest in Investment Funds that may designate certain investments within those Investment Funds, typically those that are especially illiquid and/or hard to value, as “special situation” (often called “Side-Pocket”) investments with additional redemption limitations.  Such a Side-Pocket is, in effect, similar to a private equity fund that requires its investors to remain invested for the duration of the fund and distributes returns on the investment only when liquid assets are generated within the fund, typically through the sale of the fund’s illiquid assets in exchange for cash.

As a general matter, the fair value of Series G’s investment in an Investment Fund represents the amount that Series G can reasonably expect to receive from an Investment Fund if Series G’s investment were redeemed at the time of valuation, based on information available at the time.  The Investment Funds provide for periodic redemptions ranging from monthly to annually.  Investment Funds generally require advance notice of a Member’s intent to redeem its interest, and may, depending on the Investment Funds’ governing agreements, deny or delay a redemption request.  Series G does not factor into its valuation a liquidity discount on any Investment Funds held.  The underlying investments of each Investment Fund are accounted for at fair value as described in each Investment Fund’s financial statements.  The Investment Funds may invest a portion of their assets in restricted securities and other investments that are illiquid.

In September 2006, the Financial Accounting Standards Board (“FASB”) released Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands disclosures about fair value measurements.  FAS 157 applies to fair value measurements already required or permitted by existing standards.  FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  As of March 31, 2008, the Adviser does not believe the adoption of FAS 157 will materially impact the financial statement amounts; however, additional disclosures will be required about the inputs used to develop the measurements and the effect of certain measurements on changes in Members’ Capital for the period.

b.	Income Recognition and Expenses

Interest income is recorded on the accrual basis.  Income, expenses and realized and unrealized gains and losses are recorded monthly.  The change in an Investment Fund’s net asset value is included in net change in unrealized appreciation on investments on the Statement of Operations.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2008 (continued)

The Company records realized gain or loss on its investment in Investment Funds only to the extent that cost of such investment as well as any Side Pocket has been fully recovered through previous redemptions from investment in Investment Funds.

Series G bears all expenses incurred in the course of its operations, including, but not limited to, the following: all costs and expenses related to portfolio transactions and positions for Series G’s account; professional fees; costs of insurance; registration expenses; and expenses of meetings of the Board of Directors.

Costs incurred in connection with the initial offering were deferred and amortized over the first twelve months of operations; costs incurred in connection with Series G’s subsequent registration under the 1933 Act have been deferred and were amortized over the twelve months commencing after the effective date of such registration statement.

c.	Income Taxes

Series G operated as a partnership from inception through September 30, 2005.  As of October 1, 2005, Series G became a corporation that is taxed as a regulated investment company.

It is Series G’s intention to meet the requirements of the Internal Revenue Code applicable to regulated investment companies (RIC) and distribute substantially all of its taxable net investment income and capital gains, if any, to shareholders each year.  Therefore, no federal income or excise tax provision is typically required for Series G’s financial statements.  While Series G intends to distribute substantially all of its taxable net investment income and capital gains, in the manner necessary to avoid imposition of the 4% excise tax as described above, it is possible that some excise tax will be incurred.  In such event, Series G will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

During the current year, the Fund adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”).  FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority.  Tax positions not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  The Adviser has concluded the adoption of FIN 48 had no impact on the operations of the Fund for the year ended March 31, 2008 and that no provision for income tax is required in the Fund’s financial statements.

The Fund’s federal and state income and federal excise tax returns for which the applicable statute of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2008 (continued)

d.	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and monies invested in money market deposit accounts that are accounted for at amortized cost, which approximates fair value.

e.	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Management believes that the estimates utilized in preparing Series G’s financial statements are reasonable and prudent; however, actual results could differ from these estimates.

3.	New Accounting Pronouncements

In March 2008, the FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”).  FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  The adoption of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years.  At this time, the Company has not yet adopted FAS 161 and is evaluating the implications of FAS 161 and its impact on the financial statements has not yet been determined.

4.	Management Fee, Administrative Fee, Related Party Transactions and Other

The Adviser provides certain management and administrative services to Series G.  The Adviser acts primarily to evaluate and select Investment Managers, to allocate assets, to establish and apply risk management procedures, and to monitor overall investment performance.  In addition, the Adviser also provides office space and other support services.  In consideration for such services, Series G will pay the Adviser a monthly management fee based on end of month Members’ capital.  The Adviser will pay a portion of the fee to its affiliates.

Effective August 1, 2005, the Board of Directors approved a reduction in the management fee to 1.5% of net assets annually (from 2.25% annually).

In addition, the Adviser allocated certain marketing fees of $11,642 to Series G during the year ended March 31, 2008.

Placement agents may be retained by the Company to assist in the placement of Fund Shares.  A placement agent will generally be entitled to receive a fee from each investor in the Company whose shares the agent places.  The specific amount of the placement fee paid with respect to a Member is generally dependent on the size of the investment in Series G.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2008 (continued)

Citigroup Global Markets, Inc. (“CGM”), an affiliate of CAI and a wholly owned subsidiary of Citigroup, Inc. serves as a placement agent of the Series G Shares.  For the year ended March 31, 2008, the Company paid $2,530,018 in placement fees to CGM on Series G Shares.  Such fees are deducted from an investor’s gross contribution amount.

The Company has entered into agreements with third parties to act as additional placement agents for Series G Shares.  Placement fees may range from 0 to 3%.  In addition, the Adviser, and/or its affiliates, will pay the placement agents an annual fee, payable monthly in arrears.  The fee shall be paid from the Adviser’s own resources (or those of its affiliates).

Prior to October 1, 2005 Series G paid CAI a monthly fee of 0.025% (0.30% on an annualized basis) for administration based primarily upon average net assets, subject to a minimum monthly fee, and reimbursed certain expenses.  CAI, as Administrator, retained PFPC Inc. (“PFPC”), an independent third party and wholly-owned subsidiary of The PNC Financial Services Group, to assist in the performance of its administrative duties.  On October 1, 2005 a restructuring of this arrangement took effect.  Under the new arrangement CAI and PFPC have separate agreements with the Company and act as co-administrators to the Company.  CAI, as co-administrator, no longer receives a monthly fee for their administrative services to the Company.  PFPC continues to provide certain accounting, recordkeeping, tax and investor related services.  Fees for their services are charged directly to the Company.

Effective January 1, 2008, each Director who is not an “interested person” of the Company, as defined by the 1940 Act, receives an annual retainer of $20,000 plus a Board of Directors meeting fee of $1,000 and a telephone meeting fee of $500.  The Chairman of the Audit Committee receives an additional fee of $3,000 per year.  Any Director who is an “interested person” does not receive any annual or other fee from the Company.  All Directors are reimbursed for all reasonable out of pocket expenses.  Total amounts expensed related to Directors by Series G for the year ended March 31, 2008 were $45,750.

PFPC Trust Company (an affiliate of PFPC) serves as custodian of Series G’s assets and provides custodial services for Series G. Fees payable to the custodian and reimbursement for certain expenses are paid by Series G. Total amounts expensed related to custodian fees by Series G for the year ended March 31, 2008 were $49,687.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2008 (continued)

5.	Securities Transactions

The following table lists the aggregate purchases and proceeds from sales of Investment Funds for the year ended March 31, 2008, net unrealized appreciation, gross unrealized appreciation, and gross unrealized depreciation as of March 31, 2008.

Cost of purchases	$329,600,803
Proceeds from sales	$132,370,411

Gross unrealized appreciation	$77,811,560
Gross unrealized depreciation	23,438,938
Net unrealized appreciation	$54,372,622

6.	Contributions, Redemptions, and Allocation of Income

Generally, initial and additional subscriptions for shares may be accepted as of the first day of each month.  CAI has been authorized by the Board of Directors of the Company to accept or reject any initial and additional subscriptions for shares in Series G.  The Board of Directors from time to time and in its complete and exclusive discretion, may determine to cause Series G to repurchase shares from Members pursuant to written tenders by Members on such terms and conditions as it may determine.  CAI expects that it typically will recommend to the Board of Directors that the Company offer to repurchase shares from Members quarterly, on each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day).

Transactions in shares were as follows the years ended March 31, 2008 and 2007:

	March 31, 2008	March 31, 2007
Shares outstanding, beginning of year	270,972.304	151,511.015
Shares purchased	219,390.921	71,636.095
Shares issued to Series M shareholders	-	52,023.277
Shares issued for reinvestment of distributions	24,801.593	18,710.206
Shares redeemed	(45,186.614)	(22,908.289)
Shares outstanding, end of year	469,978.204	270,972.304

7.	Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Investment Funds in which Series G invests trade various financial instruments and enter into various investment activities with off-balance sheet risk.  These include, but are not limited to, short selling activities, writing option contracts and entering into equity swaps.  Series G’s risk of loss in these investment funds is limited to the value of its investment in such funds.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2008 (continued)

8.	Income Tax Information

The tax components of capital shown in the table below represent distribution requirements Series G must satisfy under the income tax regulations, losses Series G may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

Undistributed ordinary income	Undistributed long- term capital gain	Accumulated loss carry forward	Net Unrealized Appreciation

$5,635,118	$11,500,953	$-	$4,428,171

The primary difference between the book and tax appreciation or depreciation of Investment Funds is attributable to adjustments to the tax basis of Investment Funds based on allocation of income and distributions from Investment Funds and the tax realization of financial statement unrealized gain or loss.  In addition, the cost of Investment Funds for Federal income tax purposes is adjusted for items of taxable income allocated Series G from the Investment Funds.  The allocated taxable income is reported to Series G by each Investment Fund on Schedule K-1.  The aggregate cost on Investment Funds for federal income tax purposes is therefore calculated and presented annually as of March 31.  The aggregate cost on Investment Funds and the composition of unrealized appreciation and depreciation on Investment Funds for federal income tax purposes is noted below.

Federal tax cost of Investment Funds	$557,546,998

Gross unrealized appreciation	$4,428,171
Gross unrealized depreciation	-
Net unrealized appreciation	$4,428,171

Net investment income (loss) and net realized gain (loss) differ for financial statement and tax purposes.  The character of dividends and distributions made during the fiscal year from net investment income or net realized gains differ from their ultimate characterization for federal income tax purposes.  Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed differ from the fiscal year in which the income or net realized gain was recorded by Series G.

Accordingly, the following amounts have been reclassified for March 31, 2008, and are primarily due to the different book to tax treatment for the distributive share of partnership items, different book to tax treatment for gains realized on the sale of investment funds classified as passive foreign investment companies and the commitment penalty and fee described in Note 10.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – March 31, 2008 (continued)

Net assets of Series G were unaffected by the reclassifications.

Accumulated net investment income (loss)	Over distribution of net realized gain on investments	Paid-in capital
$8,625,140	$8,150,242	($16,775,382)

For the year ended March 31, 2008, the tax character of distributions paid by Series G was $5,892,742 ordinary income and $26,325,158 long-term capital gains.  For the year ended March 31, 2007, the tax character of distributions paid by Series G was $15,274,461 ordinary income and $7,372,824 of long term capital gains.  Distributions from net investment income and short-term capital gains are treated as ordinary income for federal income tax purposes.

9.	Loan payable

On December 27, 2006, Series G entered into a Credit and Security Agreement with an unaffiliated bank for a $125,000,000 revolving credit facility (the “Credit Facility”).  The Credit Facility will be used in connection with investment activities, for cash management purposes, to fund the repurchase of shares or for temporary or emergency purposes as permitted under the Offering Memorandum.  The Credit Facility is secured by Series G’s assets.  At March 31, 2008, the outstanding borrowing from the Credit Facility amounted to $25,400,000, bearing interest at a rate of 5.25% less a discount percentage per annum.  Interest expense on the outstanding borrowing for the year ended March 31, 2008 was $1,081,862, with $361,137 payable at March 31, 2008.

10.	Commitment Penalty and Fee

During the year ended March 31, 2008, management of the Company did not fulfill a capital commitment related to one of its underlying investments.  Instead, the Company paid a penalty based on 15% of the committed amount plus interest amounting to $2,151,669 as allowed by the Private Placement Memorandum of the underlying Investment Fund.  The payment of this fee released the Company from any further liability for its uncommitted amount and is recorded as an operating expense in the Statement of Operations.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Federal Tax Information (Unaudited)

The Fund hereby designates $26,325,158 of capital gain dividends paid on January 22, 2008 as long term capital gain dividends.

For individual shareholders, 19.96% of the ordinary income dividends paid during the year ended March 31, 2008 have been designated as qualified for the reduced tax rate under The Job and Growth Tax Relief Reconciliation Act of 2003.

For corporate shareholders, 7.45% of the ordinary income dividends paid during the year ended March 31, 2008 have been designated as being eligible for the dividends received deduction.

For non-U.S. shareholders, 100% of the ordinary income dividends paid during the year ended March 31, 2008 have been designated as short-term capital gain dividends under the American Jobs Creation Act of 2004.  This provision expires for Fund fiscal years beginning after March 31, 2008.